090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20130076074-60
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/04/2013 9:17 AM
	Entity Number C12660-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

COMPASS BIOTECHNOLOGIES INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE V: The Capital Stock is hereby amended as follows:
The capital stock shall consist of 2,000,000,000 shares of common stock, $0.00001 par value, entitled to 1 vote per share, 100,000,000 shares of Preferred A stock, $0.0001 par value,, entitled to 100 votes per 1 share. A preferred Class, Series C, par value $0.0001 per share - 3 shares Authorized. Preferred Stock Class, Series B, par value $0.0001 per share - 10,000,000 shares Authorized. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences of each class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock at the discretion of the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 540,000,000

4. Effective date and time of filing: (optional) Date: 01/18/2013 Time: 11:00am

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.